UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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CINTAS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6800 Cintas Boulevard
Cincinnati, Ohio 45262

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on October 26, 2010, at 10:00 a.m. Eastern Daylight Time at Cintas' Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio.

This booklet includes notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Shareholders entitled to vote at this Annual Meeting are those of record as of the close of business on August 27, 2010. Please note that only shareholders of record or holders of valid proxies from such shareholders may attend or vote at the meeting. Since seating will be limited, we ask shareholders to call 1-866-246-8277 to make a reservation for the meeting. When making your reservation, please give your full name, company name and address. If you do not make a reservation, you may not be provided entry into the meeting due to limited space.

Upon arrival at the Annual Meeting, shareholders may be asked for a form of personal identification and proof of stock ownership. This can be in the form of a brokerage statement or proxy card. Based on this proof of ownership and the reservation system noted above, an admission ticket will be given to the shareholder at the meeting. No cameras, recording equipment, electronic devices, cellular telephones, large bags, briefcases or packages will be permitted in the meeting.

We are once again pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of this proxy statement and our 2010 Annual Report on Form 10-K. The Notice contains instructions on how to access and review those documents over the Internet. We believe that this process will allow us to provide our shareholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Whether or not you plan to attend the meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card.

Sincerely,

Robert J. Kohlhepp
Chairman of the Board

September 16, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF CINTAS CORPORATION

Time:	10:00 a.m., Eastern Daylight Time
Date:	October 26, 2010
Place:	Cintas Corporate Headquarters 6800 Cintas Boulevard Cincinnati, Ohio
Purpose:
1.	To elect as directors the eight nominees named in the attached proxy materials;
2.	To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011; and
3.	To conduct other business if properly raised.

Only shareholders of record on August 27, 2010, may attend or vote at the meeting. The approximate mailing date of the Notice is September 16, 2010.

The vote of each shareholder is important. You can vote your shares by completing and returning the proxy card sent to you. Shareholders can also vote their shares over the Internet or by telephone by following the voting instructions on the proxy card.

Thomas E. Frooman
Vice President and Secretary – General Counsel

September 16, 2010

Cintas makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission ("SEC"), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC's website (www.sec.gov). To access these filings, go to our website (www.cintas.com) and click on the "Financial Reports" tab at the right under the "Investors" page. Copies of Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2010, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Thomas E. Frooman
Vice President and Secretary – General Counsel
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262-5737

GENERAL INFORMATION

Who may vote

Shareholders of Cintas, recorded in our stock register on August 27, 2010, may vote at the meeting. As of that date, Cintas had 149,916,886 shares of common stock outstanding. Each share is entitled to one vote on each matter submitted to the shareholders at the annual meeting.

How to vote

You may vote in person at the meeting or by proxy. You may also vote by Internet or telephone using one of the methods described in the proxy card. We recommend you vote by proxy, Internet or telephone even if you plan to attend the meeting. If you vote by Internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote at the meeting.

How proxies work

Cintas' Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting.

All proxies properly signed will, unless a different choice is indicated, be voted "FOR" the election of all nominees proposed by the Nominating and Corporate Governance Committee and "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote. Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.

If any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Revoking a proxy

You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting via the Internet or by telephone at a later time, by voting in person at the meeting or by notifying Cintas' Secretary in writing at the address under "Questions?" on page 34.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The eight nominees receiving the most votes will be elected as members of the Board of Directors subject to a resignation policy in our Bylaws that applies to any nominee who does not receive a majority of the votes cast. See "Election of Directors" on page 3. Approval of all other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of shares voting.

Only votes for or against a proposal count. Abstentions (including abstentions with respect to one or more nominees) and broker nonvotes count for quorum purposes, but not for voting purposes. Broker nonvotes occur when a broker returns a proxy, but does not have authority to vote on a particular proposal.

Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accounting firm. However, unlike previous years, a bank or broker no longer has discretion to cast votes with respect to the election of directors unless they have received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your vote with respect to directors is counted.

Attending in person

Only shareholders, their proxy holders and Cintas' guests, each of which must be properly registered as described in the Notice, may attend the meeting.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for election the following current directors, namely: Gerald S. Adolph, Richard T. Farmer, Scott D. Farmer, James J. Johnson, Robert J. Kohlhepp, David C. Phillips, Joseph Scaminace and Ronald W. Tysoe. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes.

In accordance with NASDAQ Stock Market, LLC ("NASDAQ") rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the NASDAQ listing standards and rules promulgated under the Securities Exchange Act of 1934. Cintas' director independence standards, incorporated in the Corporate Governance Guildelines, are available on our website at www.cintas.com, under Investors – Corporate Governance. Based on these standards, the Board determined that each of the following nonemployee directors is independent: Gerald S. Adolph, James J. Johnson, David C. Phillips, Joseph Scaminace and Ronald W. Tysoe. Our Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. All directors are elected for one-year terms. Information on each of our nominees is given below.

An uncontested election is one in which the number of nominees does not exceed the number of directors to be elected. In an uncontested election, like this election, our Bylaws require that any nominee who does not receive a majority of the shares cast must promptly offer his or her resignation to the Board. The Nominating and Corporate Governance Committee will take the matter under advisement and make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board has 90 days following certification of the shareholder vote to consider the offer of resignation. Within such 90 day period, the Board will promptly disclose publicly its decision whether to accept the director's resignation offer.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Gerald S. Adolph3 & 4 56	Gerald S. Adolph was elected a Director of Cintas in 2006. Mr. Adolph is currently a Senior Vice President with Booz & Company. Mr. Adolph has held numerous leadership positions at Booz & Company, including Worldwide Chemicals Practice Leader, Worldwide Consumer and Health Practice Leader and Global Mergers and Restructuring Practice Leader. He has also served on the Booz & Company Board of Directors. The Board believes that Mr. Adolph's consulting experience, giving him insight into various corporate governance and business management issues, as well as his status as an independent director, make his service on the Board integral to Cintas.
Richard T. Farmer 75
Richard T. Farmer is the founder of Cintas Corporation. He served as Chairman of the Board of Cintas Corporation and its predecessor companies from 1968 to 2009. Prior to the founding of Cintas, Mr. Farmer worked with his family owned company, which Cintas acquired in the early 1970s. Prior to August 1, 1995, Mr. Farmer also served as Chief Executive Officer. The Board believes that Mr. Farmer, as the founder of Cintas, possesses unparalleled experience in, and insight into, all aspects of Cintas' business, which he is able to contribute to the Board through his position as Chairman Emeritus of the Board of Directors.

Scott D. Farmer[1] 51	Scott D. Farmer joined Cintas in 1981. He has held the positions of Vice President – National Account Division, Vice President – Marketing and Merchandising, Rental Division Group Vice President and Chief Operating Officer. In 1994, he was elected to the Board of Directors. He was elected Chief Executive Officer in July 2003. The Board believes that Mr. Farmer's breadth of knowledge and experience in the areas of marketing, business development and corporate strategy, as well as his familiarity with all aspects of Cintas' business, render his service on the Board extremely beneficial to Cintas.
James J. Johnson2 & 4 63
James J. Johnson was elected a Director of Cintas in 2009. Mr. Johnson was with the Proctor & Gamble Company for 35 years, retiring in June 2008 as Chief Legal Officer. He is also a Director of the Medical Center Fund of Cincinnati. The Board believes that Mr. Johnson's experience with the myriad legal issues surrounding a publicly-traded company and his status as an independent director render his service on the Board invaluable to Cintas.
Robert J. Kohlhepp[1] 66
Robert J. Kohlhepp has been a Director of Cintas since 1979. He has been employed by Cintas since 1967 serving in various executive capacities including Vice President – Finance, Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board. He was elected Chairman of the Board in 2009. He is also a Director of Parker Hannifin Corporation, Cleveland, Ohio. He served as a director of Eagle Hospitality Properties Trust, Inc. from 2004 until 2008. The Board believes that Mr. Kohlhepp's long-time service to Cintas, much of which has been an executive capacity, has given him significant experience with capital management and allocation and public company financial statement preparation, uniquely qualifying him to serve as the Chairman of the Board of Directors.
David C. Phillips1, 2, & 4 72
David C. Phillips was elected a Director of Cintas in 2003. He is designated as Lead Director of the Cintas Board of Directors and is Chairman of the Executive Committee and the Nominating and Corporate Governance Committee. He was with Arthur Andersen LLP for 32 years in which he served in several managing partner leadership positions. After retiring from Arthur Andersen in 1994, he became Chief Executive Officer of Downtown Cincinnati, Inc., from which he retired in 1999 to expand his financial consulting services business and to work with Cincinnati Works, Inc. Cincinnati Works, Inc. is an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work. He is also a Director of Meridian Bioscience, Inc. He served as a director of Summit Mutual Funds through 2009. The Board believes that Mr. Phillips' years of service as a certified public accountant, which qualify him as an "audit committee financial expert" under SEC guidelines, give him significant experience in preparing, auditing, analyzing and evaluating financial statements and dealing with the complex accounting issues, all of which is valuable to Cintas.

4

Joseph Scaminace3 & 4 57	Joseph Scaminace was appointed a Director of Cintas in 2010. Mr. Scaminace is Chairman, President and CEO of the OM Group, Inc (OMG). Prior to joining OMG, Mr. Scaminace was the President and Chief Operating Officer of The Sherwin-Williams Company where he had worked in various capacities since 1983. He is a member of the Board of Trustees of The Cleveland Clinic. Mr. Scaminace is also a Director of The Parker Hannifin Corporation. The Board believes that Mr. Scaminace's principal executive officer experience and service as a director of another publicly-traded company, which have provided him insight into high-level corporate governance and executive compensation matters, as well as his independent director status, make him an integral member of Cintas' Board.
Ronald W. Tysoe2 & 4 57
Ronald W. Tysoe was elected a Director of Cintas in 2008. He is the Chairman of the Audit Committee. Mr. Tysoe served as Senior Advisor of Perella Weinberg Partners LP from October 2006 to September 2007. He served as Vice Chairman of Federated Department Stores, Inc. from April 1990 to October 2006. Mr. Tysoe is also a Director of Canadian Imperial Bank of Commerce, Scripps Networks Interactive, Inc., Pzena Investment Management, Inc. and Taubman Centers, Inc. He served as a director of Macy's Inc. (formerly known as Federated Department Stores, Inc.) from 1988 until 2005, Ohio Casualty Corporation from 2006 until 2007 and NRDC Acquisition Corp. (now known as Retail Opportunity Investments Corp.) from 2007 until 2009. The Board believes that Mr. Tysoe's service as a Vice Chairman of another publicly-traded company, his independent director status and the fact that he is an "audit committee financial expert" under SEC guidelines, given his understanding of accounting and financial reporting, disclosures and controls, make his Board service extremely beneficial to Cintas.

Richard T. Farmer is the father of Scott D. Farmer.

  Member of the Executive Committee of the Board of Directors.

  Member of the Audit Committee of the Board of Directors.

  Member of the Compensation Committee of the Board of Directors.

  Member of the Nominating and Corporate Governance Committee of the Board of Directors.

CORPORATE GOVERNANCE

Cintas is a Washington corporation and, therefore, governed by the corporate laws of Washington. Since its stock is publicly traded on the NASDAQ Global Select Market and it files reports with the SEC, it is also subject to the rules of NASDAQ as well as various provisions of federal securities laws and the Sarbanes-Oxley Act of 2002 ("SOX").

Governance of the corporation is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board of Directors oversees the management of Cintas on your behalf. It reviews Cintas' long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions and the declaration of dividends. The Board also reviews financial and internal controls and management succession plans.

During fiscal 2010, the Board of Directors met on four occasions. In addition, the independent directors met in executive session on four occasions during fiscal 2010 without the presence of management directors. The Lead Director presided over each session.

Cintas expects all directors to attend all Board and shareholder meetings. All directors attended the 2009 Annual Meeting of Shareholders. Each of Cintas' directors attended all meetings of the Board and committees of which they were a member with the exception of Gerald Adolph and Joyce Hergenhan who did not attend one committee meeting due to travel delays.

Shareholders may communicate with the full Board or individual directors on matters concerning Cintas by mail or through our website. Such communication should be sent to the attention of the Secretary.

The Board has adopted the Cintas Code of Conduct and Business Ethics applicable to officers, directors and employees. A copy of the Cintas Code of Conduct and Business Ethics is available on our website, www.cintas.com, under Investors – Corporate Governance. Cintas intends to post on its website within four business days after approval any amendments or waivers to the Code of Conduct and Business Ethics.

The Directors have organized themselves into the committees described below to help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

The Executive Committee is composed of David C. Phillips (Chairman), Scott D. Farmer and Robert J. Kohlhepp. It acts for the Board as required between Board meetings. This Committee had no meetings in fiscal 2010, but took five actions in writing.

Each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee is composed entirely of nonemployee directors each of whom meets the relevant independence requirements established by NASDAQ and SOX that apply to their particular assignments.

Board Leadership Structure

The Board is responsible for evaluating and determining Cintas' leadership structure. Currently, two separate individuals serve in the capacities of Chairman and Chief Executive Officer (CEO). Mr. Robert J. Kohlhepp was elected our Chairman of the Board in 2009 and Mr. Scott D. Farmer has been our CEO since 2003. As Chairman, Mr. Kohlhepp is responsible for presiding over all meetings of the Board and shareholders, setting agendas for Board meetings and providing advice and counsel to Cintas' management regarding Cintas' business and operations. As CEO, Mr. S. D. Farmer is responsible for the general management, oversight, supervision and control of the business and affairs of Cintas, and ensuring that all orders and resolutions of the Board are carried into effect. With their many years of experience with Cintas, Cintas believes that Mr. Kohlhepp and Mr. S. D. Farmer are uniquely qualified to be Cintas' Chairman and CEO, respectively. We believe that this leadership structure is currently the most appropriate for Cintas.

In electing the Chairman and the CEO, the Board considers nominees' knowledge of and experience with Cintas and its corporate culture, general industry experience and other executive skills. Our Board recognizes that, depending on the circumstances, leadership models other than the current model might be appropriate. Our corporate governance guidelines provide that the Board selects the Chairman of the Board in the manner that it determines to be in the best interests of Cintas' shareholders.

The Board considers it to be useful and appropriate to designate a nonemployee director to serve in a lead capacity to preside over meetings of independent directors, coordinate the activities of the other nonemployee directors, act as liaison among other directors, preside at Board meetings in the absence of the Chairman and to perform such other duties and responsibilities as the Board may determine. The Board has designated David C. Phillips as the Lead Director.

The Board's Role in Risk Oversight

The entire Board of Directors, rather than a separate board committee, oversees Cintas' risk management process. Cintas relies on a comprehensive enterprise risk management (ERM) process to aggregate, monitor, measure and manage risks. The ERM approach is designed to enable the Board to establish a mutual understanding with management of the effectiveness of Cintas' risk management practices and capabilities, to review Cintas' risk exposure and to elevate certain key risks for discussion at the Board level as appropriate.

Cintas has established a risk committee which is responsible for overseeing and monitoring Cintas' risk strategy and chartering risk mitigation related actions. The risk committee is chaired by the CEO and has broad-based functional representation including senior management from Cintas' corporate audit, legal, operations, security and finance areas. The CEO is the only member of the Board on the risk committee.

The risk committee meets quarterly. At its meetings, the risk committee discusses risks to Cintas' business (operational, financial and legal), the potential impact to the business and the probability of occurrence in order to determine the best solution and identify the need for resource allocation. This process includes evaluating management's preparedness to respond to the risk if realized.

One risk committee meeting annually focuses on ERM and is attended by the Chairman of the Board. The risk profiles and current and future mitigating actions are discussed and refined during subsequent meetings with senior management, the CEO and the Chairman. Thereafter, the risk committee presents a comprehensive report to the Board in an interactive session during which the Board has the opportunity to further discuss the risk committee's assessments and conclusions.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for nominating persons for election as directors at each annual shareholders' meeting, making recommendations for filling any Board vacancies that may arise between meetings due to resignation or other factors and developing and recommending to the Board corporate governance policies and guidelines for Cintas. Cintas does not have a formal policy regarding diversity in determining director nominees. However, in nominating directors, the Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, business experience and needs of the Board as its function relates to the business of Cintas. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of Cintas. However, in no event shall any nomination made by a shareholder be binding on Cintas unless it is made in strict accordance with Cintas' Bylaws as they may be amended from time to time. A copy of the Nominating and Corporate Governance Committee Charter is available on our website, www.cintas.com, under Investors – Corporate Governance.

Committee members: David C. Phillips (Chairman), Gerald S. Adolph, Gerald V. Dirvin, Joyce Hergenhan, James J. Johnson, Joseph Scaminace and Ronald W. Tysoe.

Meetings last year: Three

Audit Committee

The Audit Committee is governed by a written charter adopted by the Board. A copy of the Audit Committee Charter is available on our website, www.cintas.com, under Investors – Corporate Governance. Ronald W. Tysoe and David C. Phillips have been designated as Audit Committee financial experts by the Board of Directors and satisfy the expertise standards required by NASDAQ.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also evaluates information received from the independent registered public accounting firm and management to determine whether the registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Cintas concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting, auditing or financial matters.

The Audit Committee approves all audit and nonaudit services performed for Cintas by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate time frame and proposed cost arrangements for that service.

Committee members: Ronald W. Tysoe (Chairman), James J. Johnson and David C. Phillips

Meetings last year: Ten (Seven of which were telephonic meetings).

AUDIT COMMITTEE REPORT

The Audit Committee oversees Cintas' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. As part of the oversight processes, the Audit Committee regularly meets with management of Cintas, Cintas' independent registered public accounting firm and Cintas' internal auditors. The Audit Committee regularly meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent registered public accounting firm and internal auditors for Cintas. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

  (a)
  reviewed and discussed Cintas' audited financial statements for fiscal 2010 with Cintas' management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

  (b)
  reviewed the quarterly earnings releases and Form 10-K and Form 10-Q filings prior to release;

  (c)
  reviewed management's representations that the audited financial statements were prepared in accordance with generally accepted accounting principles and fairly present the results of operations and financial position of Cintas;

  (d)
  reviewed and discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and SEC rules, including matters related to the conduct of the audit of Cintas' financial statements;

  (e)
  discussed with the independent registered public accounting firm the firm's independence from management and Cintas including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence;

  (f)
  based on the discussions with management and the independent registered public accounting firm, the independent registered public accounting firm's disclosures to the Audit Committee, the representations of management and the report of the independent registered public accounting firm, recommended to the Board, which adopted the recommendation, that Cintas' audited annual financial statements be included in Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2010, for filing with the Securities and Exchange Commission;

  (g)
  reviewed all audit and nonaudit services performed for Cintas by the independent registered public accounting firm for the fiscal year ended May 31, 2010, and determined that its provision of nonaudit services was compatible with maintaining its independence from Cintas;

  (h)
  consulted with counsel regarding SOX, NASDAQ's corporate governance listing standards and the corporate governance environment in general and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider;

  (i)
  reviewed and monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal controls over financial reporting and reviewed an attestation report from the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; and

  (j)
  examined the Audit Committee Charter to determine compliance by Cintas and the Committee with its provisions and to determine whether any revisions to the Charter were advisable. No significant changes were made.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE, Ronald W. Tysoe (Chairman), James J. Johnson and David C. Phillips

The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm to audit the fiscal 2010 financial statements.

Fees billed for services in fiscal 2010 and fiscal 2009 are as follows:

	Fiscal 2010	Fiscal 2009
Audit Fees	$788,500	$790,145
Audit Related Fees(1)	$117,775	$143,873
Tax Fees	$205,723	$351,377
All Other Fees	$0	$0

  (1)
  Audit related fees include review of SEC registration statements, benefit plan audits and consultation on accounting standards or transactions.

Compensation Committee

The Compensation Committee is governed by a written charter adopted by the Board. A copy of the Compensation Committee Charter is available on our website, www.cintas.com, under Investors – Corporate Governance. In discharging the responsibilities of the Board of Directors relating to compensation of Cintas' CEO and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of Cintas' CEO and other senior executive officers, (ii) to oversee the compensation policies and programs of Cintas, including adopting, administering and approving Cintas' incentive compensation and stock plans and awards and amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan and (iii) to oversee management succession planning. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In fiscal 2010, the Committee believes it reviewed the necessary resources available to survey the compensation practices of Cintas' peers and keep abreast of compensation developments in the marketplace. As a result, while the Compensation Committee has in the past considered and expects to consider in the future the use of outside consultants in assisting with recommending the amount or form of executive or director compensation, neither Cintas nor the Committee engaged any outside compensation consultants for the fiscal year ended May 31, 2010.

Cintas' executive compensation policies are designed to support the corporate objective of maximizing the long-term value of Cintas for its shareholders and employee-partners. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The methods by which the Committee believes Cintas' long-term objectives can best be achieved are through incentive and equity compensation plans.

The Compensation Committee processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled "Executive Compensation".

Committee members: Gerald V. Dirvin (Chairman), Gerald S. Adolph, Joyce Hergenhan and Joseph Scaminace.

Meetings last year: Three

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee, listed above, has ever been an officer or employee of Cintas, nor have they been an executive officer of another entity at which one of our executive officers serves on the Board of Directors. No named executive officer of Cintas serves as a director or as a member of a committee of any company of which any of Cintas' nonemployee directors are executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cintas' Proxy Statement.

Committee Members: Gerald V. Dirvin (Chairman), Gerald S. Adolph, Joyce Hergenhan and Joseph Scaminace.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses and analyzes the compensation awarded to, earned by, or paid to the executive officers set forth in the Summary Compensation Table of this proxy statement (collectively, the named executive officers). It also discusses the principles underlying our policies and decisions.

Overview of Compensation Program

The Compensation Committee oversees the compensation programs of Cintas, with particular attention to the compensation for its CEO and the other executive officers. It is the responsibility of the Committee to review and approve or, as the case may be, recommend to the Board of Directors for approval, changes to Cintas' compensation policies and benefit plans, to administer Cintas' stock plans including recommending and approving stock-based awards to executive officers, and to otherwise ensure that Cintas' compensation philosophy is consistent with the best interests of Cintas and its shareholders and is properly implemented and monitored. Generally, the types of compensation and benefits provided to all executive officers are similar.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid-time-off plans and policies applicable to salaried employees in general are handled by Cintas' human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Committee.

Cintas has no policy regarding share ownership by executive officers. Cintas strongly encourages executive officers to retain shares acquired through the long-term equity incentive program.

Compensation Objectives

The primary focus of our executive compensation program is to support the corporate objective of maximizing the long-term value for our shareholders and employee-partners. We also strive to provide a competitive level of total compensation to all of our employee-partners, including the executive officers, that attracts and retains talented and experienced individuals and that motivates them to contribute to Cintas' short-term and long-term success.

Our incentive compensation program is designed to reward both individual and team performance, measured by overall Cintas results and the attainment of individual goals. The objectives remained the same as the previous fiscal year because these objectives are important and the company continues to make progress on these objectives. The Executive Incentive Plan for fiscal 2010 applies to all of our executive officers. The incentive compensation arrangement for our CEO, Mr. Scott D. Farmer, was based on Cintas earnings per share (EPS), growth in sales and other performance goals outlined by the Committee. The incentive compensation arrangement for our President and Chief Operating Officer, Mr. J. Phillip Holloman, was based on Cintas EPS, growth in sales for operations within his responsibility and the accomplishment of certain individual goals. The incentive compensation arrangements for our Senior Vice President and Chief Financial Officer, William C. Gale, our Vice President and Secretary – General Counsel, Mr. Thomas E. Frooman and our Vice President and Treasurer, Mr. Michael L. Thompson were based on Cintas EPS and the accomplishment of certain individual goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee determines the compensation for the executive officers based on recommendations made by management as discussed below. Annually, the Committee performs a market analysis of executive compensation plans. The analysis looks at companies in Cintas'

industry as well as comparable sized companies that we consider to be Cintas' peer group (G&K Services, Unifirst Corporation, Iron Mountain Incorporated, Convergys Corporation, Robert Half International Inc., Leggett & Platt Incorporated, Chiquita Brands International, Kelly Services, Unisys Corporation and Ecolab Incorporated). The Committee benchmarks base salary, annual cash incentives, long-term compensation and other compensation. Our analysis shows that our named executive officers receive total compensation less than the total compensation of respective named executive officers of the majority of the companies in the peer group identified above.

Based on the market analysis and individual performance, the Chairman of the Board of Directors makes a recommendation to the Committee on the CEO's base salary and annual cash incentive target for the upcoming fiscal year. The CEO makes a recommendation to the Committee for the base salaries and annual cash incentive targets for the upcoming fiscal year for other executive officers. The Senior Vice President and Chief Financial Officer makes a recommendation to the Committee on the base salary and annual cash incentive target of his direct reports for the upcoming fiscal year.

Elements Used to Achieve Compensation Components

The table below summarizes the fiscal 2010 compensation program elements for our named executive officers:

Element	Form of Compensation	Purpose
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent.
Annual Cash Incentives	Cash	Provides a variable financial incentive to achieve corporate and individual operating goals.
Long-Term Equity Incentives	Non-qualified stock options and restricted stock	Encourages named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with our shareholders.
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employee-partners, including Partners' Plan contributions, health, life insurance and disability plans; deferred compensation plan; and certain perquisites	Benefit plans are part of a broad-based employee benefits program. The deferred compensation plan and perquisites provide competitive benefits to our named executive officers.

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employee-partners because of the significant emphasis on pay-for-performance principles. Generally, approximately 50% of a named executive officer's total compensation is based on Cintas results and the attainment of individual goals. As a result, Cintas performance has a significant effect on the amount of compensation realized by the executive officers.

Each of these elements of pay is described in more detail below.

Base Salaries

The Compensation Committee annually reviews the base salaries of our executive officers. The Committee also reviews an executive officer's base salary whenever there is a change in that executive officer's job responsibilities.

The factors that influence base salary decisions are level of responsibility, salary level offered by comparably sized companies, overall performance of the individual and overall performance of Cintas. Taking these factors into account, no named executive officer received a salary increase in fiscal 2010, and following are the fiscal 2010 base salaries that were approved by the Committee for our named executive offers:

Officer	Fiscal 2010 Base Salary	% increase/(decrease) over the prior year
Scott D. Farmer	$725,000	0%
William C. Gale	$442,000	0%
Thomas E. Frooman	$407,500	0%
J. Phillip Holloman	$530,000	0%
Michael L. Thompson	$310,000	0%

Annual Cash Incentives

The Compensation Committee strongly believes that variable annual cash incentives provide a direct financial incentive to achieve corporate and individual operating goals. At the beginning of each fiscal year, the Committee establishes an annual cash incentive target for each named executive officer based on certain financial and non-financial goals.

The performance components and targets were derived from the operating plans for Cintas for fiscal 2010 and represent goals for that year that the Committee believes will be challenging for Cintas, yet achievable if senior and operating management meet or surpass their business unit goals and objectives.

The Committee anticipates that similar performance components and targets will be utilized in fiscal 2011 because these objectives are important and Cintas continues to make progress on these objectives. However, the Committee reserves the right to determine on an ongoing basis the performance components and targets it will use in developing the performance-based portion of the named executive officers' compensation.

For fiscal 2010, the Committee approved a total compensation plan for Mr. S. D. Farmer. The aggregate amount of Mr. S. D. Farmer's annual cash incentive for fiscal 2010 is comprised of the financial objectives of fiscal 2010 Cintas EPS, fiscal 2010 sales and certain corporate non-financial goals. The EPS and sales growth goals were established with reference to the operating plans for Cintas for fiscal 2010. The EPS goals for all participants were identical. The percentage of the target annual cash incentive related to the fiscal 2010 Cintas EPS, the growth of fiscal 2010 sales and the non-financial goals relating to employee diversity, global expansion and safety were 37.5%, 37.5% and 25%, respectively. The Executive Incentive Plan provided that if Cintas met the targeted EPS and sales and the other non-financial goals, Mr. S. D. Farmer would receive a target annual cash incentive of $480,000. Based upon the overall achievement of these objectives, Mr. S. D. Farmer could earn 0% up to a maximum of 200% of the target annual cash incentive.

Under the Executive Incentive Plan, annual cash incentive calculations for achievement of financial goals are based on actual results, subject to adjustment at the discretion of the Compensation Committee to exclude items that are not operational, such as accounting principle changes or revenue from an acquisition that was not in the business plan.

The annual cash incentive payout percentage multiplier for each component of Mr. S. D. Farmer's target annual cash incentive is provided in the following tables:

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout
Below Threshold	<$1.34	0%
Threshold	$1.34	25%
Target	$1.48	100%
Maximum	$1.63	200%

Sales Growth Component Level of Achievement	Sales Growth Goals (% growth over fiscal 2009)	Annual Cash Incentive Payout
Below Threshold	(9.0)% or below	0%
Threshold	(8.5)%	25%
Target	(7.0)%	100%
Maximum	0.0%	200%

Cintas' fiscal 2010 target plan was for revenue to decrease by 7.0%. Cintas expected the difficult economic environment of fiscal 2009 to continue during fiscal 2010. The planned revenue decrease reflected that expectation.

Employee Diversity, Global Expansion and Safety Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

The Grants of Plan-Based Awards for Fiscal 2010 table outlines estimated future payouts under non-equity incentive plan awards. Based on Cintas' EPS and sales growth for fiscal 2010, Mr. S. D. Farmer received a bonus of $387,000. As with all named executive officers, the Compensation Committee adjusted Cintas' EPS for fiscal 2010 of $1.40 per diluted share to exclude certain one-time special charges totaling $0.09 per diluted share. As a result, fiscal 2010 EPS adjusted for one-time special charges was $1.49 per diluted share compared to a fiscal 2010 plan EPS of $1.48 per diluted share. Mr. S. D. Farmer received $95,000 based on the performance of the non-financial goals outlined above. Mr. S. D. Farmer's total fiscal 2010 annual cash incentive award was $482,000.

For fiscal 2010, the Committee approved a total compensation plan for Mr. Holloman. The aggregate amount of Mr. Holloman's annual cash incentive for fiscal 2010 is comprised of the financial objectives of fiscal 2010 Cintas EPS, fiscal 2010 sales for operations within his responsibility and the accomplishment of certain corporate non-financial goals. The sales growth goals were established with reference to the operating plans for operations within Mr. Holloman's responsibility for fiscal 2010. The percentage of the target annual cash incentive related to fiscal 2010 Cintas EPS, the growth of fiscal 2010 sales for operations within his responsibility and the non-financial goals relating to employee diversity, turnover and safety are 37.5%, 37.5% and 25%, respectively. The Executive Incentive Plan provided that if Cintas met the targeted EPS and sales for operations within his responsibility and the other non-financial goals, Mr. Holloman would receive a target annual cash incentive of $212,000. Based upon the overall achievement of these objectives, Mr. Holloman could earn 0% up to a maximum of 200% of the target annual cash incentive.

The annual cash incentive payout percentage multiplier for each financial component of Mr. Holloman's target annual cash incentive is provided in the following tables:

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout
Below Threshold	<$1.34	0%
Threshold	$1.34	50%
Target	$1.48	100%
Maximum	$1.63	200%

Sales Growth Component Level of Achievement	Sales Growth Goals (% growth over fiscal 2009)	Annual Cash Incentive Payout
Below Threshold	<(11.0)%	0%
Threshold	(11.0)%	50%
Target	(9.5)%	100%
Maximum	0.0%	200%

Cintas' fiscal 2010 target plan for revenue for operations within Mr. Holloman's responsibility was a revenue decrease of 9.5%. Cintas expected the difficult economic environment of fiscal 2009 to continue during fiscal 2010. The planned revenue decrease reflected that expectation.

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

The Grants of Plan-Based Awards for Fiscal 2010 table outlines estimated future payouts under non-equity incentive plan awards. Based on Cintas EPS and sales growth for operations within his responsibility for fiscal 2010, Mr. Holloman received a bonus of $171,580 for these components. Mr. Holloman received $63,294 based on the performance of the non-financial goals outlined above. Mr. Holloman's total fiscal 2010 annual cash incentive award was $234,874.

For fiscal 2010, the Committee approved total compensation plans for Mr. Gale, Mr. Frooman and Mr. Thompson. The aggregate amount of annual cash incentive for fiscal 2010 for Mr. Gale, Mr. Frooman and Mr. Thompson is comprised of the sum of that named executive officer's incentive for the Cintas EPS component and the individual performance component. Based upon overall performance, the eligible named executive officers could earn 0% up to a maximum of 200% of the annual cash incentive target. The following table sets forth the annual cash incentive target and performance criteria that were reviewed and approved by the Committee:

Name	Annual Cash Incentive Target	EPS Component	Individual Performance Component
William C. Gale	$196,100	50%	50%
Thomas E. Frooman	$198,750	50%	50%
Michael L. Thompson	$63,600	50%	50%

The annual cash incentive payout percentage multiplier for each component is provided in the following tables:

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout
Below Threshold	<$1.34	0%
Threshold	$1.34	50%
Target	$1.48	100%
Maximum	$1.63	200%

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

The Grants of Plan-Based Awards for Fiscal 2010 table outlines estimated future payouts under non-equity incentive plan awards. As presented to and approved by the Compensation Committee, the actual annual cash incentive payments earned for fiscal 2010 as reflected in the Summary Compensation Table are as follows: Mr. Gale earned a fiscal 2010 annual cash incentive award of $227,150. His individual performance level was "Exceeds Goals" and Cintas EPS was "Above Target". Mr. Frooman earned a fiscal 2010 annual cash incentive award of $304,750. His individual performance level was "Outstanding Achievement" and Cintas EPS was "Above Target".

Mr. Thompson earned a fiscal 2010 annual cash incentive award of $81,620. His individual performance level was "Exceeds Goals" and Cintas EPS was "Above Target".

Long-Term Equity Incentives

Long-term equity incentive compensation is comprised of non-qualified stock options and restricted stock. With respect to Mr. S. D. Farmer, equity awards are made at the discretion of the Compensation Committee and subjectively based on Cintas' performance and his individual performance during fiscal 2010. With respect to Mr. Holloman, these awards are based on criteria outlined in the Executive Incentive Plan, but are subject to the discretion of the Compensation Committee. With respect to Mr. Gale, Mr. Frooman and Mr. Thompson, these awards are made pursuant to the criteria outlined in the Executive Incentive Plan. The purpose of such awards is to incentivize named executive officers to profitably grow Cintas' long-term business objectives and encourage named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with those of our shareholders.

Under the Executive Incentive Plan, the amount of equity awards eligible for Mr. Holloman is based on a target level of Cintas EPS and sales for operations within his responsibility.

Under the Executive Incentive Plan, the amount of equity awards eligible for Mr. Gale, Mr. Frooman and Mr. Thompson is based on a target level of Cintas EPS and achievement of individual goals.

The tables below provide more detail with respect to the award percentage multiplier tied to each milestone level of achievement:

The EPS goals for Mr. Holloman, Mr. Gale, Mr. Frooman and Mr. Thompson were established in light of the operating plans for Cintas for fiscal 2010.

EPS Component Level of Achievement	EPS Goals	Equity Award %
Below Threshold	<$1.34	0%
Threshold	$1.34	50%
Target	$1.48	100%
Maximum	$1.63	200%

The sales growth component for Mr. Holloman is identical to the table shown previously under the Annual Cash Incentives section.

The individual performance components for Mr. Gale, Mr. Frooman and Mr. Thompson were established in light of the operating plans for Cintas for fiscal 2010.

Individual Performance Component Level of Achievement	Equity Award %
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

For fiscal 2010, the Committee determined that equity awards made under the Executive Incentive Plan would be based on an established target for Mr. Gale, Mr. Frooman and Mr. Thompson. The factors that influence the setting of targets are level of responsibility, market compensation analyses and overall performance of the individual. The Compensation Committee reviewed and approved the targets at the beginning of the fiscal year, and the award was granted based upon that named executive officer's performance compared to the targets outlined above.

Non-Qualified Stock Options

Mr. S. D. Farmer's awards were granted on the date the Compensation Committee met to discuss Mr. S. D. Farmer's performance against his performance goals. On July 26, 2010, the Committee awarded 20,589 non-qualified stock options to Mr. S. D. Farmer based on a subjective analysis of his level of performance versus his goals.

On July 22, 2010, Mr. Holloman was awarded 13,726 non-qualified stock options based objectively on Cintas' fiscal 2010 EPS and fiscal 2010 sales for operations within his responsibility, and Mr. Frooman and Mr. Thompson were awarded 11,500 and 3,208 non-qualified stock options, respectively, based on Cintas' fiscal 2010 EPS and their individual performance level, as outlined under the Annual Cash Incentives section. In accordance with the 2005 Equity Compensation Plan, stock options are not granted to individuals age 55 or older, but instead, any stock option awards that would have been awarded are awarded as restricted shares instead. As Mr. Gale is over the age of 55, he did not receive any non-qualified stock options, but received restricted shares instead.

As dictated by the 2005 Equity Compensation Plan, stock option awards have an exercise price equal to the closing stock price on the date of the award. As a result, stock options awarded to the named executive officers increase in value only if the market price of the common stock increases.

Restricted Stock

Mr. S. D. Farmer's awards were granted on the date the Compensation Committee met to discuss Mr. S. D. Farmer's performance against his performance goals. On July 26, 2010, the Committee awarded 11,280 restricted stock shares to Mr. S. D. Farmer based on a subjective analysis of his level of performance versus his goals.

On July 22, 2010, Mr. Holloman was awarded 4,575 restricted stock shares based objectively on Cintas' fiscal 2010 EPS and fiscal 2010 sales for operations within his responsibility, and Mr. Gale, Mr. Frooman and Mr. Thompson were awarded 5,792, 3,833 and 770 restricted stock shares, respectively, based on Cintas' fiscal 2010 EPS and their individual performance level, as outlined under the Annual Cash Incentives section.

Health, Retirement and Other Benefits

Cintas' benefits program includes retirement plans and group insurance plans. The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection from events which could interrupt the executive officer's employment and/or income received as an active employee.

The retirement plans offered to executive officers include Cintas' Partners' Plan and the Deferred Compensation Plan. The Partners' Plan is a noncontributory employee stock ownership plan and profit sharing plan with a 401(k) savings feature which covers substantially all employees. The Deferred Compensation Plan is discussed in more detail in the Nonqualified Deferred Compensation for Fiscal 2010 table of this proxy statement, and its accompanying narrative and footnotes.

Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation. These benefits and their incremental cost to Cintas are described in the Summary Compensation Table and its footnotes. The Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with Cintas' overall compensation practices.

Change in Control Agreements

Cintas has no policy regarding change in control agreements. For a further discussion on this topic, please see the section titled "Potential Payments Upon Termination, Retirement or Change of Control" of this proxy statement.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to each named executive officer. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Committee believes that all compensation paid to the named executive officers for fiscal year 2010 is properly deductible under Section 162(m).

Recovery of Prior Awards

We do not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during fiscal 2010, fiscal 2009 and fiscal 2008. These individuals are collectively referred to as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Scott D. Farmer	2010	725,000	—	295,874	166,359	482,000	61,946	1,731,179
Chief Executive Officer	2009	725,000	—	129,934	51,700	120,000	70,101	1,096,735
and Director	2008	700,000	—	201,294	163,200	235,000	59,692	1,359,186
William C. Gale	2010	442,000	—	149,897	—	227,150	43,549	862,596
Senior Vice President and	2009	442,000	—	1,035,567	—	147,075	43,345	1,667,987
Chief Financial Officer	2008	427,330	—	146,519	—	191,463	27,112	792,424
Thomas E. Frooman	2010	407,500	—	99,198	92,920	304,750	44,361	948,729
Vice President and	2009	407,500	—	792,959	58,421	149,063	42,999	1,450,942
Secretary – General	2008	393,594	—	73,710	130,560	191,463	32,615	821,942
Counsel
J. Phillip Holloman	2010	530,000	—	118,401	110,906	234,874	23,520	1,017,701
President and Chief	2009	530,000	—	22,610	31,020	53,000	26,437	663,067
Operating Officer	2008	405,333	—	237,810	461,560	185,500	28,146	1,318,349
Michael L. Thompson	2010	310,000	—	19,928	25,921	81,620	34,958	472,427
Vice President and	2009	310,000	—	727,143	51,700	63,600	35,750	1,188,193
Treasurer	2008	286,000	—	40,950	102,000	75,790	25,271	530,011

  (1)
  No discretionary cash bonuses were paid to any named executive officer during fiscal 2010, fiscal 2009 or fiscal 2008. A discretionary cash bonus is a cash payment made outside of the Executive Incentive Plan and determined at the discretion of the Compensation Committee.

  (2)
  The compensation cost associated with restricted stock and stock options is the aggregate grant date fair value of awards granted during the fiscal year calculated in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718.

  (3)
  Reflects the cash awards to the named executive officers under the Executive Incentive Plan discussed in further detail on page 14.

  (4)
  All other compensation includes reimbursements for auto allowances, club dues, restricted stock dividends, executive medical programs and Partners' Plan contributions. All other compensation also includes financial planning fees for Mr. S. D. Farmer and personal use of Cintas' aircraft by Mr. S. D. Farmer.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2010

The following table sets forth certain information regarding all grants of plan-based awards made to the named executive officers during fiscal 2010:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(7) ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Scott D. Farmer(1)	11/4/2009		0	480,000	960,000	0	(2)	0	(2)	0	(2)
	7/26/2010												20,589	26.23	166,359
	7/26/2010											11,280			295,874
William C. Gale(3)	9/10/2009		0	196,100	392,200
	9/10/2009	(6)				0		5,000		10,000
	7/22/2010											5,792			149,897
Thomas E. Frooman(3)	9/9/2009		0	198,750	397,500
	9/9/2009	(5)				0		7,500		15,000
	9/9/2009	(6)				0		2,500		5,000
	7/22/2010												11,500	25.88	92,920
	7/22/2010											3,833			99,198
J. Phillip Holloman(4)	9/9/2009		0	212,000	424,000
	9/9/2009	(5)				0		12,000		24,000
	9/9/2009	(6)				0		4,000		8,000
	7/22/2010												13,726	25.88	110,906
	7/22/2010											4,575			118,401
Michael L. Thompson(3)	9/14/2009		0	63,600	127,200
	9/14/2009	(5)				0		5,000		10,000
	9/14/2009	(6)				0		1,200		2,400
	7/22/2010												3,208	25.88	25,921
	7/22/2010											770			19,928

  (1)
  Mr. S. D. Farmer is eligible for an annual cash incentive based on the achievement of targeted Cintas EPS and sales growth and other performance goals outlined by the Compensation Committee. If Cintas meets the targeted EPS, growth in sales and the other key performance indicators, Mr. S. D. Farmer will receive the target annual cash incentive amount. The annual cash incentive can decrease to 0% or increase up to 200% of the targeted amount, depending on the extent to which these goals are achieved. If the goals up to certain levels are not met, no annual cash incentive will be paid.

  (2)
  Equity awards granted to Mr. S. D. Farmer were awarded at the discretion of the Compensation Committee after consideration of Mr. S. D. Farmer's performance versus his goals.

  (3)
  Mr. Gale, Mr. Frooman and Mr. Thompson are eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted Cintas EPS and individual goals linked to the named executive officer's individual area of responsibility. If Cintas meets the targeted EPS and the named executive officer achieves his individual goals, he will receive the targeted amount. This amount can decrease to 0% or increase up to 200% of the target depending on the extent to which EPS and individual goals are achieved. If the goals up to a certain level are not met, no incentive will be paid. Restricted stock and non-qualified stock options awarded will be granted pursuant to the terms and conditions of the 2005 Equity Compensation Plan.

  (4)
  Mr. Holloman is eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted Cintas EPS and sales growth for operations within his responsibility and the accomplishment of certain individual goals outlined by the Compensation Committee. If Cintas meets the targeted EPS, targeted sales growth for operations within his responsibility and Mr. Holloman achieves his individual goals,

    Mr. Holloman will receive the targeted amount. This amount can decrease to 0% or increase up to 200% of the targeted amount, depending on the extent to which these goals are achieved. If the goals up to certain levels are not met, no incentive will be paid. Restricted stock and non-qualified stock options awarded will be granted pursuant to the terms and conditions of the 2005 Equity Compensation Plan.

  (5)
  Stock option portion of the fiscal 2010 Executive Incentive Plan.

  (6)
  Restricted stock portion of the fiscal 2010 Executive Incentive Plan.

  (7)
  The exercise price of an option is equal to the closing stock price on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of May 31, 2010:

	Option Awards(1)					Stock Awards(2)
Name	Grant Date(3)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Scott D. Farmer	7/24/2000	15,000	—	42.67	7/24/2010
	8/08/2001	10,000	—	47.35	8/08/2011
	7/29/2003	20,000	30,000	39.29	7/29/2013
	7/26/2004	5,000	20,000	42.06	7/26/2014
	8/01/2005	—	25,000	44.43	8/01/2015
	7/24/2006	—	15,000	35.99	7/24/2016
	7/23/2007	—	7,500	38.74	7/23/2017
	7/21/2008	—	10,000	27.88	7/21/2018
	7/27/2009	—	5,000	24.41	7/27/2019
	7/26/2010	—	20,589	26.23	7/26/2020
						31,132	809,432
William C. Gale	7/24/2000	5,000	—	42.67	7/24/2010
	7/22/2002	5,000	—	41.65	7/22/2012
	2/28/2003	4,500	3,000	33.57	2/28/2013
	7/26/2004	3,000	12,000	42.06	7/26/2014
	8/01/2005	—	7,500	44.43	8/01/2015
	7/17/2006	—	7,500	36.08	7/17/2016
						53,409	1,388,634
Thomas E. Frooman	12/28/2001	25,000	—	49.69	12/28/2011
	7/22/2002	15,000	—	41.65	7/22/2012
	2/28/2003	12,000	8,000	33.57	2/28/2013
	7/26/2004	3,000	12,000	42.06	7/26/2014
	8/01/2005	—	7,500	44.43	8/01/2015
	7/17/2006	—	7,500	36.08	7/17/2016
	7/03/2007	—	6,575	39.84	7/03/2017
	7/17/2008	—	8,000	27.30	7/17/2018
	7/17/2009	—	5,650	22.61	7/17/2019
	7/22/2010	—	11,500	25.88	7/22/2020
						37,534	975,884
J. Phillip Holloman	7/24/2000	5,000	—	42.67	7/24/2010
	9/29/2000	5,000	—	43.56	9/29/2010
	8/08/2001	2,000	—	47.35	8/08/2011
	7/22/2002	3,000	—	41.65	7/22/2012
	3/28/2003	4,500	3,000	35.02	3/28/2013
	7/29/2003	400	600	39.29	7/29/2013
	7/26/2004	1,500	6,000	42.06	7/26/2014
	8/01/2005	—	15,000	44.43	8/01/2015
	7/17/2006	—	5,650	36.08	7/17/2016
	7/03/2007	—	7,500	39.84	7/03/2017
	1/31/2008	—	25,000	32.82	1/31/2018
	7/17/2008	—	8,000	27.30	7/17/2018
	7/17/2009	—	3,000	22.61	7/17/2019
	7/22/2010	—	13,726	25.88	7/22/2020
						15,775	410,150
Michael L. Thompson	8/08/2001	1,000	—	47.35	8/08/2011
	7/22/2002	5,000	—	41.65	7/22/2012
	1/31/2003	1,800	1,200	41.30	1/31/2013
	7/29/2003	1,200	1,800	39.29	7/29/2013
	7/26/2004	1,000	4,000	42.06	7/26/2014
	8/01/2005	—	5,000	44.43	8/01/2015
	1/27/2006	—	15,000	42.73	1/27/2016
	7/17/2006	—	4,400	36.08	7/17/2016
	7/03/2007	—	5,000	39.84	7/03/2017
	7/17/2008	—	6,250	27.30	7/17/2018
	7/17/2009	—	5,000	22.61	7/17/2019
	7/22/2010	—	3,208	25.88	7/22/2020
						29,778	774,228

  (1)
  Stock options dated after June 1, 2008, have a 10-year term and vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant. Stock options dated prior to June 1, 2008, have a 10-year term and vest at a rate of 20% per year, beginning on the fifth anniversary of the date of grant with the following exceptions:

    Age 51 at fiscal year-end – 25% per year vesting, beginning fifth anniversary of grant
    Age 52 at fiscal year-end – 33% per year vesting, beginning fifth anniversary of grant
    Age 53 at fiscal year-end – 50% per year vesting, beginning fifth anniversary of grant
    Age 54 at fiscal year-end – 100% per year vesting, beginning fifth anniversary of grant
    Age 55 or older at fiscal year-end – stock options are never granted. Those amounts are converted to restricted stock awards.

  (2)
  Restricted stock awards generally vest three years from the date of grant.

  (3)
  During fiscal 2005, the Compensation Committee of the Board of Directors approved a resolution to accelerate the vesting for certain "out-of-the-money" options. The "out-of-the-money" options that were accelerated were granted to employees during fiscal 2000, 2001, 2002 and 2003.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010

Our named executive officers are eligible to participate in a Deferred Compensation Plan. This Deferred Compensation Plan permits a group of highly compensated employees of Cintas to defer the receipt of current year compensation which they have earned during the year. This Deferred Compensation Plan is intended to assist Cintas in the retaining and attracting of individuals of exceptional ability.

Our named executive officers may elect to defer up to 75% of their base salary and up to 100% of their earned annual cash incentive awards. Amounts deferred are credited to the named executive officer's account under the Deferred Compensation Plan and are fully vested.

Future payments are distributed in a lump sum or in annual installments, based on the choice of the named executive officer. If the form of payment selected provides for subsequent payments, subsequent payments will be made on the anniversary of the initial payment. All amounts are payable in a lump sum if the named executive officer terminates employment prior to the date specified. All distribution decisions and payments under the Deferred Compensation Plan are subject to compliance with section 409A of the Internal Revenue Code.

While deferred, amounts are credited with "earnings" as if they were invested as the named executive officer chose in one or more investment options available under the Deferred Compensation Plan. The named executive officers' accounts under the Deferred Compensation Plan will be adjusted from time to time, up or down, depending upon performance of the investment options chosen.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2010 and the aggregate balance of the accounts as of May 31, 2010:

Name	Executive Contributions in Fiscal 2010(1) ($)	Aggregate Earnings in Fiscal 2010(2) ($)	Aggregate Balance at May 31, 2010 ($)
Scott D. Farmer	441,219	741	672,159
William C. Gale	—	—	—
Thomas E. Frooman	20,375	6,799	63,433
J. Phillip Holloman	31,800	16,334	127,325
Michael L. Thompson	79,552	42,611	260,941

  (1)
  Executive contributions are included in the named executive officer's salary and/or non-equity incentive plan compensation, as applicable and as presented in the Summary Compensation Table.

  (2)
  Reflects the amount of earnings during fiscal 2010 equivalent to the performance of the investment options chosen by the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which an executive officer's employment terminates, except for a "for cause" termination, he is entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  the right to exercise within 60 days of termination all vested stock options granted under Cintas equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2010 Year-End table;

  •
  amounts contributed, earned and vested under the Cintas Partners' Plan;

  •
  amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2010 table.

In addition, if Cintas elects to terminate an executive officer, he will receive four weeks written notice or four weeks of base salary instead of notice. Generally, Cintas makes no payments to executives terminated for cause. Cintas has no policy regarding severance payments.

Payments Made Upon Retirement

In the event of the retirement of an executive officer, he is entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  the right to exercise within one year of retirement all vested stock options granted under Cintas equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2010 Year-End table;

  •
  amounts contributed and vested under the Cintas Partners' Plan;

  •
  amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2010 table.

Cintas has no policy regarding retirement arrangements.

Payments Made Upon Death or Disability

In the event of the death or disability of an executive officer, in addition to the benefits listed under the heading "Payments Made Upon Retirement" above, the named executive officer will receive benefits under Cintas' disability plan or payments under Cintas' life insurance plan, as appropriate. These payments are generally available to all employees.

Payments Made Upon a Change of Control

Cintas has no policy regarding payments made upon a change of control.

NONEMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2010

For fiscal 2010, Directors who are not employees of Cintas received a $40,000 cash annual retainer, payable quarterly, plus an additional $2,750 for each meeting attended. Directors received $1,375 for each telephonic meeting attended. Committee members also received $1,200 for each Committee meeting attended and $600 for attending each telephonic Committee meeting. Committee Chairmen (other than the Audit Committee Chairman) received an additional fee of $5,000. The Audit Committee Chairman received an additional fee of $8,000. Directors are also reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board or Committee meetings. Directors who are employees of Cintas are not separately compensated for serving as Directors.

Directors also receive upon annual election or appointment to the Board restricted stock valued at $41,000 based on the closing market price of Cintas stock on the date preceding the grant and options to purchase Cintas stock valued at $41,000 based on the fair value of these options estimated at the date preceding the grant using a Black-Scholes option-pricing model. The value of the grants is prorated for Directors appointed to the Board in the middle of the year. With the exception of Mr. Scaminace, each nonemployee Director was therefore granted 1,386 shares of restricted stock and an option to purchase 3,947 shares of Cintas stock at an exercise price equal to the closing market price on the date of grant of October 20, 2009. Mr. Scaminace was appointed to the Board on April 26, 2010, and was granted 692 shares of restricted stock and an option to purchase 1,994 shares of Cintas stock at an exercise price equal to the closing market price on the date of grant. The restricted stock awards vest 100% after three years from the date of grant. The stock options vest 25% per year, beginning on the first anniversary of the grant.

Nonemployee directors may choose to defer all or part of these fees into Cintas stock equivalents with dividends or into a deferred account that earns interest at a rate equal to one-year U.S. Treasury Bills, determined as of the preceding December 31, increased by 100 basis points. Deferred fees are payable either in a lump sum or over a period of 12 to 120 monthly installments beginning in the month selected by the Director, but in no case later than the first month after the Director leaves the Board.

The following table details fiscal 2010 compensation paid to nonemployee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)
Gerald S. Adolph	57,000	40,485	40,180	137,666
Paul R. Carter(3)	33,700	40,485	40,180	114,366
Gerald V. Dirvin	63,200	40,485	40,180	143,866
Joyce Hergenhan	57,000	40,485	40,180	137,666
James J. Johnson	83,232	40,485	40,180	163,898
David C. Phillips	67,400	40,485	40,180	148,066
Joseph Scaminace(4)	15,150	19,646	18,783	53,579
Ronald W. Tysoe	91,432	40,485	40,180	172,098

  (1)
  Represents the amount of cash compensation earned in fiscal 2010 for Board and Committee service. A director may choose to have all or part of his or her compensation deferred in the form of Cintas stock or one-year U.S. treasury bills plus 100 basis points. The Directors who invested in Cintas stock would receive earnings equal to any other shareholder who invested like money at the same time during fiscal 2010. Mr. Adolph, Mr. Carter, Mr. Johnson, Mr. Phillips and Mr. Tysoe chose to receive all or a portion of their fees in Cintas stock as described above. Mr. Adolph received 1,093 shares, Mr. Carter received 1,270 shares, Mr. Johnson received 1,009 shares, Mr. Phillips received 2,547 shares and Mr. Tysoe received 1,749 shares.

  (2)
  The compensation cost associated with restricted stock and stock options is the aggregate grant date fair value of awards granted during the fiscal year calculated in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718.

  (3)
  Paul R. Carter passed away on October 31, 2009.

  (4)
  Joseph Scaminace was appointed to the Board on April 26, 2010.

Outstanding option awards for each director at May 31, 2010 are as follows:

Name	Options Outstanding (#)
Gerald S. Adolph	13,092
Gerald V. Dirvin	18,092
Joyce Hergenhan	15,092
James J. Johnson	6,416
David C. Phillips	16,092
Joseph Scaminace	1,994
Ronald W. Tysoe	10,092

PRINCIPAL SHAREHOLDERS

The following table sets forth the names and addresses of the only shareholders known by Cintas to own beneficially 5% or more of its outstanding Common Stock as of August 27, 2010:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Scott D. Farmer(1)	15,460,007	(4)	10.3%
First Eagle Investment Management, LLC(2)	15,188,254		10.1%
Fiduciary Management, Inc.(3)	8,910,942		5.9%

  (1)
  The mailing address of Scott D. Farmer is Cintas Corporation, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737.

  (2)
  The mailing address of First Eagle Investment Management, LLC is 1345 Avenue of the Americas, New York, New York 10105.

  (3)
  The mailing address of Fiduciary Management, Inc. is 100 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

  (4)
  Includes 14,083,880 shares held by limited partnerships, 723,669 shares held in trust for the benefit of Mr. S. D. Farmer's children and 4,038 shares owned by Mr. S. D. Farmer's wife. Mr. S. D. Farmer has sole voting and dispositive power over the shares held by limited partnerships, and the limited partners are members of the Richard T. Farmer family and trusts for their benefit. Mr. S. D. Farmer disclaims beneficial ownership of the shares held by the limited partnerships except to the extent of his pecuniary interest.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table shows the amount of Cintas Corporation Common Stock each director and named executive officer named in the Summary Compensation Table owned on August 27, 2010:

		Common Stock Beneficially Owned(1)
Name and Age of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership		Percent of Class
Scott D. Farmer 51	Chief Executive Officer and Director	15,460,007	(2)	10.3%
Richard T. Farmer 75	Chairman Emeritus of the Board	3,056,885	(3)	2.0%
Robert J. Kohlhepp 66	Chairman of the Board	845,662	(4)	*
Gerald S. Adolph 56	Director	11,949		*
Gerald V. Dirvin 73	Director	41,191		*
Joyce Hergenhan 68	Director	14,949		*
James J. Johnson 63	Director	3,918		*
David C. Phillips 72	Director	16,049	(5)	*
Joseph Scaminace 57	Director	692		*
Ronald W. Tysoe 57	Director	7,949		*
William C. Gale 58	Senior Vice President and Chief Financial Officer	89,299		*
Thomas E. Frooman 43	Vice President and Secretary – General Counsel	98,117		*
J. Phillip Holloman 54	President and Chief Operating Officer	72,231		*
Michael L. Thompson 44	Vice President and Treasurer	48,117		*
All Directors and Executive Officers as a Group (14 persons)		19,767,015	(6)	13.2%

  *
  Less than 1%

  (1)
  Included in the amount of Common Stock beneficially owned are the following shares of Common Stock for options exercisable within 60 days: Mr. S. D. Farmer – 55,000 shares; Mr. Adolph – 7,310 shares; Mr. Dirvin – 12,310 shares; Ms. Hergenhan – 9,310 shares; Mr. Johnson – 1,605 shares; Mr. Phillips – 10,310 shares; Mr. Tysoe – 4,060 shares;

    Mr. Gale – 19,250 shares; Mr. Frooman – 59,500 shares; Mr. Holloman – 21,100 shares and Mr. Thompson – 12,600 shares.

  (2)
  See Principal Shareholders on page 30.

  (3)
  Includes 2,529,842 shares owned by a corporation and a limited partnership controlled by Mr. Farmer, 519,415 shares owned by Mr. Farmer's wife and 6,490 shares held by a family partnership.

  (4)
  Includes 80,000 shares held in trust for members of Mr. Kohlhepp's family.

  (5)
  Includes 500 shares held by a family trust.

  (6)
  Includes options for 212,355 shares, which are exercisable within 60 days.

The following is a description of our non-director named executive officers:

William C. Gale joined Cintas in April 1995 as Vice President – Finance and Chief Financial Officer. He was appointed Senior Vice President in July 2003. He is responsible for finance, accounting and administration.

Thomas E. Frooman joined Cintas in December 2001 as Vice President and Secretary – General Counsel.

J. Phillip Holloman joined Cintas in 1996. He has held various positions within Cintas, including Vice President Engineering/Construction from 1996 to 2000, Vice President of the Distribution/Production Planning Division from 2000 to 2003, Executive Champion of Six Sigma Initiatives from 2003 to 2005 and Senior Vice President Global Supply Chain Management from 2005 to 2008. He was appointed President and Chief Operating Officer in February 2008.

Michael L. Thompson joined Cintas in 1994. He has held various positions within Cintas, including Director of Corporate Development and Corporate Controller. He was elected Vice President and Treasurer in January 2006. On June 1, 2010, he was appointed Senior Vice President, Facility Services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cintas' executive officers, directors and persons who own more than ten percent of Cintas' Common Stock to file reports of ownership with the Commission and to furnish Cintas with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, Cintas believes that during fiscal 2010 all filing requirements were met.

RELATED PERSON TRANSACTIONS

Cintas Corporation has a 25% interest in a corporate airplane with its Chairman Emeritus, Richard T. Farmer and his wholly owned company. This arrangement began on February 23, 2006. Cintas manages the airplane under an operating agreement whereby each party pays their own operating expenses for use of the plane, and common costs are shared based on ownership percentages. For fiscal 2010, Cintas was reimbursed $1,140,750 under this arrangement.

Cintas engages Keating Muething & Klekamp PLL for a variety of legal services. Robert E. Coletti, a partner of the firm, is an in-law of Richard T. and Scott D. Farmer. Cintas paid the firm fees of $8,496,509 for legal services during the fiscal year ended May 31, 2010. Mr. Coletti does not receive any direct compensation from fees paid by Cintas to the firm.

Cintas engages Frost Brown Todd LLC for a variety of legal services. Scott D. Phillips, a partner of the firm, is the son of David C. Phillips and James C. Frooman, a partner of the firm, is the brother of Thomas E. Frooman. Cintas paid the firm fees of $123,604 for legal services during the fiscal year ended May 31, 2010. Mr. S. D. Phillips and Mr. J. C. Frooman do not receive any direct compensation from fees paid by Cintas to the firm.

Joseph Automotive Group engages Cintas for a variety of services. George R. Joseph, a principle and part owner, is an in-law of Richard T. and Scott D. Farmer. Joseph Automotive Group paid Cintas fees of $340,639 for services provided during the fiscal year ending May 31, 2010. Mr. Joseph does not receive any direct compensation from services provided by Cintas to the company.

Certain stock exchange rules require Cintas to conduct an appropriate review of all related party transactions (those required to be disclosed by Cintas pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of Cintas. In considering the transaction, the Audit Committee may consider all relevant factors, including as applicable (i) Cintas' business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to Cintas.

While Cintas adheres to this policy for potential related person transactions, the policy is not in written form (other than as part of listing agreements with stock exchanges to the extent required). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)

Although not required, the Board is seeking shareholder ratification of the selection by the Audit Committee of Ernst & Young LLP as Cintas' independent registered public accounting firm for fiscal 2011. If shareholders do not ratify this selection, the Audit Committee intends to continue the employment of Ernst & Young LLP at least through fiscal 2011, as the new fiscal year has already commenced. However, the Audit Committee will take the vote into account in selecting the independent registered public accounting firm for fiscal 2012. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions that may be asked by shareholders.

PROPOSALS FOR NEXT YEAR

Shareholders who desire to have proposals included in the Notice for the 2011 Shareholders' Meeting must submit their proposals in writing to Cintas at its offices on or before May 19, 2011, and must comply with any and all requirements set forth in Cintas' Bylaws as such may be amended from time to time.

The form of Proxy for Cintas' Annual Meeting of Shareholders grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Cintas' proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2011 Shareholders' Meeting, it must be received prior to August 3, 2011.

Cintas' Bylaws require that items of new business and nominees for director be presented at least 90 days prior to the date of the meeting. If there is a change in the anticipated date of next year's Annual Meeting or these deadlines by more than 30 days, Cintas will notify all shareholders of this change through Form 8-K, 10-Q or 10-K filings.

OTHER MATTERS

Cintas knows of no other matters to be presented at the meeting other than those specified in the Notice.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

  Thomas E. Frooman
  Vice President and Secretary – General Counsel
  6800 Cintas Boulevard
  P. O. Box 625737
  Cincinnati, Ohio 45262-5737

or call (513) 459-1200.

For information about your record holding, call Wells Fargo at 1-800-468-9716. We also invite you to visit Cintas' Internet site at www.cintas.com. Internet site materials are for your general information and are not part of this proxy solicitation.

BARCODE 1 OF 2 12 15 See the reverse side of this notice to obtain proxy materials and voting instructions. Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000074611_1 R2.09.05.010 CINTAS CORPORATION CINTAS CORPORATION 6800 CINTAS BOULEVARD P.O. BOX 625737 CINCINNATI, OH 45262-5737 ATTN: JUDY GIRTY Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Annual Meeting August 27, 2010 October 26, 2010 October 26, 2010 10:00 AM EDT Cintas Corporation 6800 Cintas Blvd Cincinnati, OH 45262

Internal Use Only Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. How To Vote XXXX XXXX XXXX Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. XXXX XXXX XXXX XXXX XXXX XXXX 0000074611_2 R2.09.05.010 1. Notice & Proxy Statement 2. Form 10-K Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before October 12, 2010 to facilitate timely delivery.

BARCODE Broadridge Internal Use Only xxxxxxxxxx xxxxxxxxxx Cusip Job # Envelope # Sequence # # of # Sequence # 0000 0000 0000 Voting items 0000074611_3 R2.09.05.010 The Board of Directors recommends a vote FOR the following: 1. Election of Directors Nominees 1a. Gerald S. Adolph 1b. Richard T. Farmer 1c. Scott D. Farmer 1d. James J. Johnson 1e. Robert J. Kohlhepp 1f. David C. Phillips 1g. Joseph Scaminace 1h. Ronald W. Tysoe The Board of Directors recommends a vote FOR the following proposal: 2 To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE Reserved for Broadridge Internal Control Information Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 0000074611_4 R2.09.05.010

000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000074699_1 R2.09.05.010 CINTAS CORPORATION 6800 CINTAS BOULEVARD P.O. BOX 625737 CINCINNATI, OH 45262-5737 ATTN: JUDY GIRTY Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 The Board of Directors recommends a vote FOR the following: For Against Abstain 1. Election of Directors 1a. Gerald S. Adolph 1b. Richard T. Farmer 1c. Scott D. Farmer 1d. James J. Johnson 1e. Robert J. Kohlhepp 1f. David C. Phillips 1g. Joseph Scaminace 1h. Ronald W. Tysoe The Board of Directors recommends a vote FOR the following proposal: For Against Abstain 2 To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com. CINTAS CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Robert J. Kohlhepp, Scott D. Farmer and William C. Gale and each or any of them, with full power of substitution, as proxies to vote at the Annual Meeting of Shareholders of Cintas Corporation (the "Company") to be held at Cintas Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio, on Tuesday, October 26, 2010, at 10:00 AM, Eastern Daylight Time, and at any postponement or adjournment thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company, which the undersigned would be entitled to vote as directed on the reverse side, and, in their discretion, upon such other matters as may come before the meeting or any postponement of adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000074699_2 R2.09.05.010